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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cummins Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

SUPPLEMENT TO THE PROXY STATEMENT

        This supplement provides information concerning the "Shareholder Proposal Regarding Adoption of International Labor Organization Standards (Item 12 on the Proxy Card)" contained in the Proxy Statement for the Annual Meeting of Shareholders of Cummins Inc. (the "Company") to be held on Tuesday, May 13, 2008.

        The text of the proposal, as set forth in the Proxy Statement, is as follows:

Text of Proposal

"WHEREAS:    Cummins' reputation as a socially responsible company is a valuable asset to the Company. Cummins has been named to the "Best Corporate Citizen" list by CRO Magazine (formerly Business Ethics Magazine) for eight consecutive years.

  (1)
  A recent report by Lance Compa, Professor of International Labor Rights and Employment Law at Cornell University, "Every Abuse: Violations of International Labor Standards by Cummins," states: "In terms of workers' freedom of association and collective bargaining, Cummins is failing to live up to even minimal international human rights standards." The report, commissioned by the International Brotherhood of Teamsters, charges Cummins with using ownership restructurings to nullify and restructure collective bargaining agreements in more than 20 regional distribution and service locations over the past 15 years (www.teamster.org/divisions/industrialtrades/cummins_compareportjuly2007.pdf). Cummins denies the allegations made in Professor Compa's report.

  (2)
  In addition, Cummins has publicly stated its view that the alleged violations of labor rights outlined in the report should not be considered "human rights violations". These rights, however, are enshrined in the Universal Declaration of Human Rights (Articles 20 and 23).

  (3)
  According to Human Rights Watch, many American companies use anti-union tactics that are lawful in the United States, although in violation of international human rights norms ("Discounting Rights: Wal-Mart's Violation of U.S. Workers' Right to Freedom of Association," www.hrw.org/english/docs/2007/05/01/usdom15797.htm).

  (4)
  Cummins' current Code of Conduct and Supplier Code of Conduct, however, merely require adherence to local law, and therefore fail to sufficiently protect workers' fundamental rights to form and join unions of their choice, and to bargain collectively. These codes also fail to sufficiently protect worker representatives from discrimination.

  (5)
  We believe that adoption of this proposal would minimize the risks to shareholder value that could arise from unsatisfactory labor relations outcomes such as work stoppages, reputational harm, poor employee morale, high employee turnover, or high levels of internal or external conflict with workers, trade unions, or non-governmental organizations.

RESOLVED:    Shareholders request the Board of Directors to:

  1.
  Amend our company's policies, standard purchase contracts and supplier code covering Cummins, its subsidiaries, joint ventures and suppliers, based on the ILO standards,

  2.
  Establish a credible monitoring process that assesses adherence to these standards and,

  3.
  Prepare an annual report, at reasonable cost, omitting proprietary information, on adherence to the amended code, the first such report to be completed by November 2008.

SUPPORTING STATEMENT

        Proponents recommend that the requested report be based on a means of assessment determined by the Board, subject to independent verification, and that it include a discussion of any deficiencies that could result in non-compliance with ILO Conventions 87, 98 and 135, described briefly below:

  1.
  All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98.) According to the ILO, these are workers' most fundamental rights.

  2.
  Worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135.)"

        The following is a clarification of the position of the Company's Board of Directors on the proposal. The "Position of the Board of Directors" with respect to the proposal is as follows:

Position of the Board of Directors

        The Company recommends a NO vote on the proposal.

        The Company is committed to fair and equitable treatment of all employees and other stakeholders. This proposal calls for control measures that we believe are already in place, effective and transparent. We support the workplace human rights principles and standards advocated by the proponent, and our existing Codes of Conduct, policies and procedures effectively address these issues.

        We stand by our workers' rights record and believe our Code of Business Conduct already embodies the intent of the ILO standards being proposed by the proponent. For nearly 90 years, we have made it a priority to ensure that our employees have a safe and healthy work environment. Our Code of Business Conduct articulates this commitment and helps ensure that our standards are applied evenly and consistently throughout the Company. We conduct a regular review of our Code given the ever-changing nature of the Company and the workplace. Our Code was recently revised in January 2008, and outlines our commitment to ethical behavior and serves as a guide for the behavior of every one of our employees. It can be easily accessed by our workers on our intranet and by the public from the home page of our Web site, www.cummins.com.

        The Code of Business Conduct now includes many provisions that specifically protect the rights of workers and that we believe are generally consistent with ILO Conventions 87, 98 and 135. These include the following:

  •
  We respect employees' freedom of association and right to bargain collectively;

  •
  We will not retaliate against employees who raise concerns about the work environment or work conditions;

  •
  We provide a toll-free number and internet site for our employees to report any violations of the Code (such reports may be made anonymously at the employee's discretion); and

  •
  We forbid discrimination and harassment, and ensure equal opportunity for employees throughout the Company.

        The proposal references a report written last year about workers at Cummins distributors. The International Brotherhood of Teamsters—which represents no Cummins Inc. employees and represents only about 300 of the approximately 8,000 workers of Cummins' North American distributors—paid

Mr. Compa to write this report, which he completed without contacting Cummins to check the facts or obtain the Company's response.

        Cummins investigated the allegations in this report and disagrees strongly with its allegation that the Company is failing to live up to international human rights standards. Cummins is not aware of any other union representing Cummins workers that has endorsed the report's contention that Cummins fails to live up to international human rights standards. While Cummins, like many employers of its size, often has disagreements or even legal conflicts with the many labor unions that represent our workers, it is committed to making sure all its workers, union or non-union, are treated fairly and in accordance with our Code of Business Conduct.

        Nonetheless, we are taking additional steps to ensure that our joint venture entities and distributors treat their employees in a fair and equitable fashion. By the end of the year, we will have completed an audit of our joint venture partners, including our North American distributors, to ensure that they have either adopted our Code of Business Conduct or have a substantially similar code in place that embodies the same principles.

        Since 2005, we have had a Supplier Code of Conduct in place that requires our suppliers to follow all local laws (including laws protecting freedom of association), refrain from using forced or child labor and provide a safe workplace where employees are treated with dignity and respect. We believe that adopting a Supplier Code of Conduct was a significant step towards protecting workers' rights because we can now reach beyond the limits of the Company and help protect workers' rights throughout the supply chain. We have introduced our Supplier Code to over 95% of our supply base and we will continue this rollout in 2008. We also are developing processes to confirm compliance with the Supplier Code and currently are updating the Supplier Code to better align it with the Company Code of Business Conduct. The Supplier Code can be found in the "Global Citizenship" section of Cummins web site.

        The Company Code of Business Conduct and Supplier Code of Conduct, while important statements of behavioral norms, are meaningless unless they are enforced appropriately and discussed openly. We believe that the Codes are only important if people know about them, so we have placed both Codes on our website to allow our employees and the public to easily access them. We annually publish a Sustainability Report that includes a discussion of the Codes and the steps we have taken to comply with them, and this year we have enhanced our discussion regarding the Codes and our training of employees to show how we thoughtfully address issues of concern. We have taken other steps to ensure that both Codes are followed:

  •
  We have a training program for all employees to ensure that they understand the Code, and the rights and responsibilities that come with it;

  •
  Upper-level employees must undergo an ethics certification process each year that monitors compliance with the Code of Conduct;

  •
  We established a global hotline and internet site that employees of the company can use anonymously to report violations of the Code;

  •
  We have a certification process for our suppliers to ensure that they comply with the terms of the Supplier Code of Conduct;

  •
  We maintain and exercise the right to audit our suppliers if it becomes evident to us that there is a violation; and

  •
  The Board of Directors is apprised of the number and types of alleged violations of the Code received by the Company, which enables the Board to directly address any issues.

        Information about these processes can be found in our most current Sustainability Report, available online at the home page and the "Investors and Media" section of www.cummins.com.

        We believe the proposal would be difficult, if not impossible, to implement and enforce and would likely be a drain on Company resources. The ILO standards were developed as international standards on which countries could establish workers' rights laws. They were never intended to be directly adopted by companies. We believe that the proposal would be duplicative of the many steps that the Company has already taken to ensure that its employees' rights are protected, and adopting this proposal will impose unnecessary costs on the Company.

        We stand by our record in regards to workers' rights and believe we have adequately addressed the matters raised in the proposal. This proposal, while well-intentioned, is burdensome and unnecessary in light of our proven commitment to our employees and other stakeholders. The Board of Directors, therefore, recommends a vote AGAINST the proposal. The proposal will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. An abstention will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal.

        You can continue to vote with the proxy card distributed as part of the Proxy Statement. If you have already voted and wish to change your vote as a result of information contained in this supplement, you may do so by executing and delivering a proxy which is dated later. In addition, except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast his or her vote in person instead of by proxy, thereby canceling the previously executed proxy. If you hold shares in your own name with Cummins' transfer agent and registrar, Wells Fargo Shareowner Services, you may request a new proxy card and a reminder of telephone or Internet voting instructions from Wells Fargo by calling 1-800-468-9716. If you hold your shares through a broker, bank or other nominee, please contact your beneficial holder for such re-voting materials and information.

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CUMMINS INC. 500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
SUPPLEMENT TO THE PROXY STATEMENT
Text of Proposal
Position of the Board of Directors